Tél. : 04 72 61 05 76 www.bdo.fr	28 rue de la République 69002 LYON

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Post-Effective Amendment No. 4 to the Registration Statement on Form F-1 (“the Post-Effective Amendment”) of our report dated April 20, 2023, relating to the consolidated financial statements of WISeKey Semiconductors SAS (SEALSQ Corp Predecessor) which is included in this Post-Effective Amendment.

We also consent to the reference to us under the caption “Experts” in this Post-Effective Amendment.

Lyon, France, July 31, 2024

BDO Rhône-Alpes

/s/ Justine Gairaud

Justine GAIRAUD

Siège social : BDO Rhône-Alpes – Le Pixel – 10bis avenue des FTPF - 38130 Echirolles
SAS au capital de 3 000 000 Euros - SIREN 061 500 542 RCS Grenoble - N°TVA Intracommunautaire FR 720 615 00542
Société d’Expertise Comptable inscrite au Tableau de l’Ordre de la Région AURA
Société de Commissaires aux Comptes Compagnie Régionale Dauphiné Savoie